Exhibit 7.20

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE is dated as of October 17, 2013 (this “Guarantee”), and is given by Blackstone Capital Partners (Cayman II) VI L.P. (the “Guarantor”), in favor of Pactera Technology International Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1.                                      LIMITED GUARANTEE.  To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of October 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) between the Guaranteed Party, BCP (Singapore) VI Cayman Acquisition Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), BCP (Singapore) VI Cayman Financing Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Midco”), and BCP (Singapore) VI Cayman Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment when due of the payment obligations of Parent to the Guaranteed Party with respect to (i) the Parent Termination Fee, pursuant to Section 9.03(c) of the Merger Agreement; (ii) all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any cooperation with respect to financing, pursuant to Section 7.16(e) of the Merger Agreement; (iii) reasonably documented costs and expenses in connection with any Action, pursuant to Section 9.03(e) of the Merger Agreement; and (iv) reasonably documented out-of-pocket fees and expenses incurred by the Company and its Affiliates in connection with the Transaction (as defined under the Merger Agreement), pursuant to Section 9.03(f) of the Merger Agreement, in each case, as and when due (collectively, the “Obligations”).  In no event shall the Guarantor’s aggregate liability under this Guarantee exceed an amount equal to the Obligations (the “Cap”).  The Guarantor and the Guaranteed Party agree that this Guarantee may not be enforced against the Guarantor without giving effect to the Cap.  The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Guarantee or the Merger Agreement or otherwise any amounts other than as expressly set forth herein.    All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

2.                                      NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent, Midco or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.

If Parent fails to discharge any part of the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such part of Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to perform any of its Obligations, take any and all actions available hereunder or under applicable Law to collect the Guarantor’s liabilities hereunder in respect of such Obligations subject to the Cap.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether action is brought against any other person (including Parent, Midco or Merger Sub) or whether such person is joined in any such action or actions.

3.                                      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Midco and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part (but not any increase of the amount thereof), or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Midco or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Merger Agreement or the Equity Commitment Letter made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Midco, Merger Sub or any other person with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Midco, Merger Sub or any other person with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Midco, Merger Sub, or the Guaranteed Party or any of their Affiliates, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to any of the Obligations; provided, that, notwithstanding the foregoing, the Guarantor shall be released and discharged from all obligations hereunder to the extent that the Obligation is satisfied by Parent or any other person.  To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party.  The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than required notices to Parent in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Midco or Merger Sub, or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Affiliates or any other defenses to the payment of the Obligations that are available to Parent under the Merger Agreement).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party (as defined in Section 8 herein), except for its rights to recover (i) from Parent under and to the extent expressly provided in the Merger Agreement; (ii) from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Guarantee and subject to the Cap and other limitations described herein; and (iii) from Sponsor and its successors and assigns under the Equity Commitment Letter pursuant to the terms and conditions thereof.  The Guarantor hereby covenants and agrees that it shall not assert, directly or indirectly, and shall cause its Affiliates not to assert, any proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent, Midco, Merger Sub or any other Person that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Midco, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Midco, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations shall have been previously paid in full (subject to the Cap) in immediately available funds.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid promptly or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, or at the Guaranteed Party’s option, to be held as collateral for any Obligations.  Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that (i) to the extent Parent, Midco or Merger Sub is relieved of all or any portion of the Obligation by the satisfaction thereof or pursuant to any agreement with the Guaranteed Party (any amount so relieved, the “Reduction Amount”), the Guarantor shall be similarly relieved of its obligations under this Guarantee and the Cap shall be reduced by an amount equal to the Reduction Amount; and (ii) the Guarantor shall have all defenses to the payment of the Obligations under this Guarantee (which in any event shall be subject to the Cap) that would be available to Parent, Midco and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or breach by the Guaranteed Party of any of the terms or provisions hereof.

4.                                      REPRESENTATIONS AND WARRANTIES.

(a)                                 The Guarantor hereby represents and warrants that:

i.                  the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

ii.               except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee;

iii.            assuming due execution and delivery of this Guarantee and the Merger Agreement by all parties thereto, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

iv.           the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 7 hereof.

(b)                                 The Guaranteed Party hereby represents and warrants that:

i.                  the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guaranteed Party’s memorandum and articles of association or similar organizational documents or any Law, decree, order, judgment or contractual restriction binding on the Guaranteed Party or its assets;

ii.               except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guaranteed Party’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the

Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee; and

iii.            assuming due execution and delivery of this Guarantee and the Merger Agreement by all parties thereto, this Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

5.                                      NO ASSIGNMENT.  This Guarantee may not be assigned by any party (by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that (a) the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to one or more of its Affiliates or to one or more private equity funds sponsored or managed by its Affiliates, and (b) any such assignment or delegation shall relieve the Guarantor of a corresponding portion of its obligations only if such Affiliate or private equity fund (i) certifies to the Guaranteed Party that it is capable of performing all of its obligations hereunder and (ii) agrees in writing to be bound by all the terms and conditions of this Guarantee; provided, further, that (x) the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person (other than as described in clause (a) above) to which it has allocated all or a portion of its investment commitment to Parent, and (y) no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor.  Any attempted assignment in violation of this section shall be null and void.

6.                                      NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein; provided, that facsimile shall not be permitted for purposes of notice to the Guarantor), as follows:

if to the Guarantor:

Blackstone Capital Partners (Cayman II) VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154, the United States

Attention:  John G. Finley

with a copy to (which alone shall not constitute notice):

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention:  James Lidbury and Gary Li

Facsimile: +852 3664 6588

Email:  james.lidbury@ropesgray.com and gary.li@ropesgray.com

If to the Guaranteed Party, as provided in the Merger Agreement.

7.                                      CONTINUING GUARANTEE.

(a)                                 This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all of the Obligations payable under the Guarantee have been paid in full, subject to the Cap.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent, Midco and Merger Sub would not be obligated to make any payments of the Obligations, (iii) 90 days after the date of termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payments of Obligations (unless the Guaranteed Party has made a claim under this Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the Guaranteed Party and the Guarantor (or its permitted assignee) or a final, non-appealable judgment of a Governmental Authority of competent jurisdiction), (iv) the first anniversary after the date hereof (unless the Guaranteed party has made a claim under this Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the Guaranteed Party and the Guarantor (or its permitted assignee) or a final, non-appealable judgment of a Governmental Authority of competent jurisdiction) and (v) the date the Obligations payable under this Guarantee have been paid in full; provided, that, with respect to the foregoing clauses (iii) and (iv), any applicable claim shall set forth in reasonable detail the basis for such claim.

(b)                                 Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates or their respective successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or that any other provisions of this Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guarantor or any Affiliates of the Guarantor or any other Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than claims against the Guarantor under this Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Guarantee.

8.                                      NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor and the Guaranteed Party has any rights or obligations hereunder and that, notwithstanding that the Guarantor or its general partner may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Guarantee against, or any claim  (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 5), members, managers or general or limited partners of any of the Guarantor, Parent, Midco, Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisors, representatives, Affiliate (other than any assignee under Section 5) or agent of any of the foregoing (each a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter against such Non-Recourse Party), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.  The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover (i) from Parent under and to the extent expressly provided in the Merger Agreement; (ii) from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Guarantee and subject to the Cap and the other limitations described herein; and (iii) from Sponsor and its successors and assigns under the Equity Commitment Letter, pursuant to the terms and conditions thereof; provided, however, that in the event the Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net current assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder.  The Guaranteed Party acknowledges and agrees that Parent has no assets other than the Equity Commitment Letter and certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs.  Recourse against the Guarantor under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent, Midco or Merger Sub.  The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its

Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except for claims brought against the Guarantor under this Guarantee.  Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including Guarantor and the Non-Recourse Parties, except as expressly set forth herein.  For the avoidance of doubt, none of the Guarantor, Parent, Midco, Merger Sub or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter or this Guarantee shall be Non-Recourse Parties.

9.                                      GOVERNING LAW: JURISDICTION.  This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.  All actions and proceedings arising out of or relating to this Guarantee shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Guarantee or the Transactions may not be enforced in or by any of the above-named courts.

10.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.                               COUNTERPARTS.  This Guarantee may be executed in any number of counterparts (including by facsimile transmission or pdf), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.                               NO THIRD PARTY BENEFICIARIES.  Except as provided in Section 8 for the benefit of Non-Recourse Parties, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.  For the avoidance of doubt, each Non-Recourse Party is an express third party beneficiary hereof and may rely on and enforce the provisions of Section 8 hereof.

13.                               CONFIDENTIALITY.  This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger.  This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Guarantor and the Guaranteed Party; provided, that no such written consent shall be required (and the Guarantor, the Guaranteed Party and their Affiliates shall be free to release such information) for disclosures to such Person’s respective Representatives; and provided, further, that no such written consent is required for any disclosure of this Guarantee, including the existence and terms of this Guarantee, to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger.  The Guarantor may disclose it to any Non-Recourse Party who needs to know of the existence of this Guarantee and is subject to the confidentiality obligations set forth herein.  The Guaranteed Party will permit the Guarantor to have a reasonable opportunity to comment on any such required disclosure.

14.                               MISCELLANEOUS.

(a)                                 This Guarantee, together with the Merger Agreement and the Buyer Group Contracts, contains the entire agreement between the parties and their Affiliates relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.  No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.  No delay or omission on the part of the Guaranteed Party in exercising any right, power or remedy under this Guarantee will operate as a waiver thereof.

(b)                                 The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

(c)                                  All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BLACKSTONE CAPITAL PARTNERS (CAYMAN II) VI L.P.

By:	Blackstone Management Associates (Cayman) VI L.P., its
General Partner

By:	BCP VI GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

SIGNATURE PAGE TO LIMITED GUARANTEE

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

PACTERA TECHNOLOGY INTERNATIONAL LTD.

By:	/s/ Ruby Lu
Name: Ruby Lu
Title: Chairman of Special Committee

SIGNATURE PAGE TO LIMITED GUARANTEE